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                                                               Exhibit (h)(4)(B)

                               LETTER AGREEMENT

May 11, 2001

State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 10 of the Yield Calculation Services Agreement of Russell Insurance Funds ("RIF"), dated August 5, 1996, RIF advises you that it is creating multiple classes of shares, the existing shares to be named Class S and a new class to be named Class E (each, a "Class"). RIF desires for State Street Bank and Trust Company to compute the performance results of each Class pursuant to the terms and conditions of the Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INSURANCE FUNDS


By:
   --------------------------------------
   Lynn L. Anderson
   President

Accepted this ___ day of __________, _____.


STATE STREET BANK AND TRUST COMPANY


By:______________________________
Its:_____________________________